Exhibit 99.1

ACTIVCARD APPOINTS NEW CHAIRMAN OF THE BOARD

FREMONT, Calif., July 19, 2005 – ActivCard Corp. (Nasdaq: ACTI), a global provider of identity assurance solutions for enterprises, governments and financial services, today announced that it has appointed Richard A. Kashnow as Chairman of the Board. Mr. Kashnow replaces William Crowell, who resigned to pursue other interests as of July 13, 2005.

“I would like to thank Mr. Crowell for his years of service and wish him well in his future endeavors,” said Ben C. Barnes, Chief Executive Officer of ActivCard. “I look forward to continuing to work with Mr. Kashnow as he steps into his new role as Chairman of the Board.”

Mr. Kashnow has been a director of the Company since August 2004. Mr. Kashnow is the retired Chairman, Chief Executive Officer, and President of Raychem Corporation, an electronic components and materials company. Mr. Kashnow began his business career at General Electric Company where he held technical and general management positions. Mr. Kashnow holds a PhD in Physics from Tufts University and a bachelor of science in Physics from Worcester Polytechnic Institute and served as an officer in the US Army from 1968 – 1970.

In addition to ActivCard, Mr. Kashnow serves as Chairman of the Board of Komag, Inc., a leading independent supplier of thin-film media for disk drives. Mr. Kashnow is also on the Board of Ariba, Inc., the leading spend management solutions provider, and ParkerVision, Inc., a developer and marketer of semiconductor technology solutions for wireless applications.

About ActivCard

ActivCard is a global provider of identity assurance solutions that, when integrated into an identity management system, allow customers to issue, use and manage trusted digital identities. ActivCard’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. Globally, over seven million users at corporations, government agencies, and financial institutions use ActivCard solutions to safely and efficiently interact electronically. Headquartered in Fremont, Calif., ActivCard has development centers in the US, France, and the United Kingdom and sales and service centers in more than nine countries. For more information, visit www.activcard.com.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks identified in our periodic filings with the United States Securities and Exchange Commission (SEC), including, but not limited to, those appearing under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q. Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ActivCard is a registered trademark in the United States and other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

Contact:

Robin Schultz

ActivCard Corp.

510-745-6221

rschultz@activcard.com

Financial Contacts:

Ragu Bhargava	Maria Riley
ActivCard Corp.	Sapphire Investor Relations, LLC
510-574-0100	415-399-9345
rbhargava@activcard.com	maria@sapphireinvestorrelations.com